UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2011

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-12658	54-1692118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

451 Florida Street, Baton Rouge, Louisiana 70801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (225) 388-8011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 13, 2011, Albemarle Corporation (the “Company”) announced that the Company’s Board of Directors elected Scott A. Tozier as the Company’s new Senior Vice President and Chief Financial Officer effective as of January 31, 2011.

Mr. Tozier, age 44, has over 20 years of diversified international financial management experience. Following four years of assurance services with the international firm Ernst & Young, LLP, Mr. Tozier joined Honeywell International, Inc., where his 16 year career spanned senior financial positions in the United States, Australia and Europe. His increasingly progressive roles included management of financial planning, analysis and reporting, global credit and treasury services and chief financial officer of Honeywell’s Transportation Systems, Turbo Technologies and Building Solutions divisions. Most recently, Mr. Tozier served as Vice President of Finance, Operations and Transformation of Honeywell International, Inc. He led a team of over 300 employees around the world and was responsible for the company’s global financial shared services and best practices management.

Mr. Tozier is a certified public accountant. He earned a Bachelor of Business Administration in Accounting and Information Systems from the University of Wisconsin-Madison in 1988. Mr. Tozier went on to study corporate strategy and finance in the University of Michigan’s MBA program and graduated with honors in 1994.

Mr. Tozier will succeed Richard G. Fishman, who has served as the Company’s interim Vice President and Chief Financial Officer since September 1, 2010. Mr. Fishman will resume his former duties as the Company’s Vice President, Treasurer and Chief Tax Counsel, a position he held from February 18, 2009 until being named interim Vice President and Chief Financial Officer.

In connection with Mr. Tozier’s appointment to be Senior Vice President and Chief Financial Officer, the Company and Mr. Tozier executed an offer letter dated as of December 22, 2010 (the “Letter Agreement”), providing for certain compensation arrangements and benefits.

The Letter Agreement provides that Mr. Tozier will receive an annual base salary of $400,000. Under the Letter Agreement, Mr. Tozier is eligible to receive a bonus under the Company’s Annual Incentive Plan, the target amount of which is equal to 60% of his base salary. The actual amount of the bonus may fluctuate based upon company and individual performance. The maximum bonus amount is equal to 60% of Mr. Tozier’s base salary multiplied by up to 200% for superior company performance multiplied by up to 150% for individual performance. For 2011, the bonus amount will be prorated based on time worked and actual performance.

In addition, Mr. Tozier will receive 25,000 stock options under the Company’s existing stock option plan, with a ten year term that will fully vest three years from the date of grant. Mr. Tozier will also receive 25,000 shares of Restricted Stock, one-third of which will vest at the end of each year during the three year-period starting on his date of hire. In addition, Mr. Tozier will be eligible to receive a grant of up to 10,000 Performance Share Units as part of the Company’s 2011 Long Term Incentive Plan.

Mr. Tozier will be eligible to participate in the Severance Pay Plan, whereby he would be eligible to receive an amount equal to one year of base salary and target cash bonus for the most recent year as severance pay. Receipt of severance pay under the Severance Pay Plan is conditioned upon the execution and delivery of a non-compete and release form.

In addition, Mr. Tozier will be eligible to participate in the Company’s defined contribution pension plan, the Company’s savings plan and the Company’s Executive Deferred Compensation Plan. Mr. Tozier also will receive the same benefits provided by the Company for its other similarly situated executives and the same relocation allowances as transferred employees.

To compensate Mr. Tozier for the loss of earned, but forfeited long-term incentive plan awards of $120,000 and cash bonuses of $120,000 from Honeywell, the Company will pay Mr. Tozier such amounts within 30 days from his date of hire. Mr. Tozier will also be eligible for a $110,000 sign-on bonus payable quarterly through his first year of employment. Any of the payments described in this paragraph are required to be repaid to the Company on a pro rated basis if Mr. Tozier voluntarily resigns before the second anniversary of his date of hire.

A copy of the press release and Letter Agreement are filed as Exhibits 99.1 and 10.1 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Letter Agreement dated as of December 22, 2010

99.1 Press release date January 13, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBEMARLE CORPORATION

Date: January 13, 2011	By:	/s/ Nicole C. Daniel
Name: Nicole C. Daniel
Title: Vice President, Chief Compliance Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement dated as of December 22, 2010

99.1	Press release dated January 13, 2011.